Exhibit 99.1
100 22nd Ave., South
Brookings, SD 57006
(t) 605.696.7200
(f) 605.696.7250
FOR IMMEDIATE RELEASE
VeraSun Energy Corporation Reports Third-Quarter Financial Results
Significant Growth in Earnings, Revenues, Cash Flows and Liquidity

Financial Highlights
Third Quarter 2006
•	Diluted earnings per share (EPS) of $0.40
•	Net income of $32.0 million, or 22 percent of revenues
•	Total revenues of $147.5 million, up $90.5 million, or 159 percent, versus Q3 2005
•	Cash flows from operations of $62.0 million
•	Cash on hand of $444.0 million, including restricted cash
•	EBITDA of $62.2 million, or 42 percent of revenues
Brookings, S.D., November 6, 2006 - VeraSun Energy Corporation, (NYSE:VSE), the nation’s second-largest ethanol producer, today announced its results for the third quarter of 2006 ended September 30, 2006. Earnings were $32.0 million or $0.40 per diluted share. Operating cash flows were $62.0 million and cash on hand increased to $444.0 million, including $81.3 million of restricted cash for the construction of the Charles City, Iowa, production facility.
“We had another strong quarter executing on our long term growth strategy and continuing to add depth to our management team,” said VeraSun Chairman and CEO Don Endres. “We are pleased with our financial performance, which was driven by our continued focus on operational excellence, additional volume from our facilities, lower corn and natural gas costs, and a favorable ethanol pricing environment.”
Endres continued, “Our performance this quarter is an illustration of our focus on delivering the best value to our shareholders, employees, customers, partners and communities. We remain confident that we have laid a strong foundation for continued production expansion and overall market leadership in the ethanol industry.”
The company experienced growth in production volume due to the Fort Dodge, Iowa, facility being in operation during the 2006 period. Ethanol shipments increased to 56 million gallons during the quarter, a 92 percent increase from shipments during the third quarter of 2005. VeraSun’s Charles City facility is now expected to open ahead of schedule, by the end of the second quarter of 2007. The company also finalized a contract with Fagen, Inc. to construct our previously announced and fully-funded facilities in Welcome, Minnesota, and Hartley, Iowa, as well as an additional facility at a site yet to be determined.
As announced on November 3, 2006, VeraSun will utilize an innovative process to produce biodiesel from distillers grains, a co-product of the ethanol production process — creating two biofuels from the same feedstock. VeraSun expects to begin construction of a facility in 2007. The company anticipates its biodiesel refinery will have a capacity of 30 million gallons per year, or MMGY, will utilize oil extracted from distillers grains, and will be the first large-scale use of this technology in the biodiesel industry. The company has also filed a provisional patent application for this process. In addition, VeraSun is on track to take over the marketing of its ethanol in the second quarter of 2007.

Third Quarter 2006 Financial Highlights:
Total revenues grew to $147.5 million for the quarter, an increase of $90.5 million, or 159 percent, over the same period in 2005. This growth was the result of 27 million additional gallons shipped, as well as a price improvement of $0.75 per gallon of ethanol from the price in the third quarter of 2005. Net sales of VE85™ increased to $2.8 million.
Net income increased to $32.0 million, or 21.7 percent of revenues.
Diluted earnings per share (EPS) were $0.40, including $0.02 from insurance proceeds relating to the failure of a key piece of equipment in Fort Dodge, Iowa, during 2005. Fully diluted shares used in our calculations were 79.8 million during the quarter.
EBITDA was $62.2 million, or 42.2 percent of revenues.
Cash flows from operations were $62.0 million and cash on hand grew to $444.0 million. With the cash available, the company expects to be able to fully finance previously announced growth plans, increasing production capacity to 340 MMGY by the end of the second quarter 2007 and to 560 MMGY by March 2008.
Cost of goods sold increased $37.6 million, a 75 percent increase from the third quarter of 2005, due to the increase in production.
•	Corn costs represented 46.3 percent of cost of goods sold prior to taking into account co-product sales, and 30.3 percent of cost of goods sold after taking into account co-product sales. Corn cost declined to $2.05 per bushel versus $2.49 per bushel during the same quarter in 2005.

•	Natural gas costs increased $5.8 million, accounting for 15.4 percent of cost of goods sold as overall production increased 91.3 percent from the same period in 2005.

•	Transportation expense was $14.8 million, or 16.8 percent of cost of goods sold.
Selling, general and administrative expenses were $7.4 million for the third quarter of 2006. The increase from the third quarter of 2005 was primarily due to increases in management and administrative personnel as the company continues to implement its growth plans.
About VeraSun Energy Corporation
VeraSun Energy Corporation is the second-largest ethanol producer in the U.S. based on production. The company has two operating production facilities located in Aurora, South Dakota, and Fort Dodge, Iowa, is constructing a third facility in Charles City, Iowa, and has two additional facilities under development in Welcome, Minnesota, and Hartley, Iowa. Upon completion of the new facilities, VeraSun will have a production capacity of approximately 560 million gallons of ethanol per year.
VeraSun’s branded E85 is now available at more than 80 retail locations. The company markets VeraSun E85, a blend of 85 percent ethanol and 15 percent gasoline for Flexible Fuel Vehicles (FFVs), directly to fuel retailers under the brand VE85TM. For more information, please visit the VeraSun websites at http://www.verasun.com or http://www.VE85.com.

Certain statements in this release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, including statements regarding the construction of a biodiesel production facility, expected completion of our Charles City facility, the commencement of our ethanol marketing efforts and expectations concerning our ability to finance our growth plans, as well as management’s expectations, anticipations, beliefs, plans, targets, estimates, or projections and similar expressions relating to the future, are forward-looking statements within the meaning of these laws. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements. We disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements include the volatility and uncertainty of corn, natural gas, ethanol and unleaded gasoline prices; the results of our hedging transactions and other risk mitigation strategies; operational disruptions at our facilities; our ability to implement our expansion strategy as planned or at all; our ability to locate and integrate potential future acquisitions; development of infrastructure related to the sale and distribution of ethanol; our limited operating history; excess production capacity in our industry; our ability to compete effectively in our industry; our ability to implement a marketing and sales network for our ethanol; changes in or elimination of governmental laws, tariffs, trade or other controls or enforcement practices; environmental, health and safety laws, regulations and liabilities; our reliance on key management personnel; future technological advances; limitations and restrictions contained in the instruments and agreements governing our indebtedness; our ability to raise additional capital and secure additional financing; and costs of construction and equipment, as more fully described in the “Risk Factors” section of our Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on May 26, 2006 (Registration No. 333-132861) and the final prospectus for our IPO, dated June 13, 2006.
Contact:
Danny C. Herron
VeraSun Energy Corporation
605-696-7234
dherron@verasun.com
Ginja Collins
VeraSun Energy Corporation
605-696-7208
ginja@verasun.com

VERASUN ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,				Nine Months Ended September 30,
	2006		2005		2006		2005
	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
	(in thousands, except share data)
Total revenues	$147,549	100.0%	$56,990	100.0%	$411,319	100.0%	$136,252	100.0%
Cost of goods sold	87,954	59.6	50,324	88.3	259,442	63.1	124,931	91.7

Gross profit	59,595	40.4	6,666	11.7	151,877	36.9	11,321	8.3
Selling, general and administrative expenses	7,424	5.0	3,703	6.5	33,606	8.1	8,130	6.0

Operating income	52,171	35.4	2,963	5.2	118,271	28.8	3,191	2.3
Other income (expenses)	3,205	2.1	(2,048)	(3.6)	(22,866)	(5.6)	(4,943)	(3.6)

Income (loss) before income taxes and minority interest	55,376	37.5	915	1.6	95,405	23.2	(1,752)	(1.3)
Income tax expense	23,376	15.8	1,708	3.0	41,117	10.0	1,390	1.0

Income (loss) before minority interest	32,000	21.7	(793)	(1.4)	54,288	13.2	(3,142)	(2.3)
Minority interest in net loss of subsidiary	—	—	588	1.0	—	—	713	0.5

Net income (loss)	$32,000	21.7%	$(205)	(0.4)%	$54,288	13.2%	$(2,429)	(1.8)%

Basic shares outstanding	74,908,467		43,128,290		67,428,927		43,119,307
Diluted shares outstanding	79,837,314		43,128,290		71,339,291		43,119,307

     The following table sets forth other key data for the periods presented (in thousands, except per unit data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating data:
Ethanol sold (gallons)(1)	56,280	29,297	167,865	75,069
Average gross price of ethanol sold per gallon	$2.38	$1.63	$2.18	$1.51
Average corn cost per bushel	2.05	2.49	2.03	2.40
Average natural gas cost per MMBTU	7.70	8.01	8.35	7.36
Average dry distillers grains gross price per ton	81	90	83	92

Other financial data:
EBITDA(2)	$62,241	$4,660	$137,078	$7,360
Net cash flows from operations	61,975	(7,041)	117,372	(847)

(1)	Includes internal gallons produced and used in VE85™ sales.

(2)	EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization. Amortization of debt issuance costs and debt discount are included in interest expense.

Reconciliation of EBITDA to Net Income (Loss):
     Our management believes that EBITDA is useful in evaluating our operating performance in relation to other companies in our industry because the calculation of EBITDA generally eliminates the effects of financings and income taxes which items may vary for different companies for reasons unrelated to overall operating performance. EBITDA is not a measure of financial performance under generally accepted accounting principles in the U.S., or GAAP, and should not be considered an alternative to net income, or any other measure of performance under GAAP, or to cash flows from operating investing or financing activities as an indicator of cash flows or as a measure of liquidity. EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of EBITDA are:
•	EBITDA does not reflect our cash used for capital expenditures;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA does not reflect the cash requirements for replacements;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital requirements;

•	EBITDA does not reflect the cash necessary to make payments of interest or principal on our indebtedness; and

•	EBITDA includes non-recurring payments to us which are reflected in other income.
     Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to service our debt or to invest in the growth of our business. We compensate for these limitations by relying on our GAAP results as well as on our EBITDA.
     The following table reconciles our EBITDA to net income (loss) for the periods presented (dollars in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net income (loss)	$32,000	$(205)	$54,288	$(2,429)
Depreciation	2,419	1,086	7,165	3,317
Interest expense	4,446	2,071	34,508	5,082
Income taxes	23,376	1,708	41,117	1,390

EBITDA	$62,241	$4,660	$137,078	$7,360

Accelerated vesting of stock-based compensation awards and non- management stock grant	—	—	$18,170	—

EBITDA, before accelerated vesting of stock-based compensation awards and non-management stock grant	—	—	$155,248	—

VERASUN ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2006	2005
	(Unaudited)	(Unaudited)

	(dollars in thousands)
Cash Flows from Operating Activities
Net income (loss)	$54,288	$(2,429)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	7,165	3,317
Amortization of debt issuance costs and debt discount	980	135
Accretion of deferred revenue	(71)	(72)
Minority interest in net loss of subsidiary	—	(713)
Change in fair value of convertible put warrant	19,670	1,428
Deferred income taxes	10,810	1,923
Loss on disposal of equipment	30	2,640
Stock-based compensation	21,008	1,120
Excess tax benefits from share-based payment arrangements	(17)	—
Changes in working capital components:
(Increase) decrease in:
Receivables	2,076	(10,806)
Inventories	3,052	(225)
Prepaid expenses	2,124	(1,438)
Increase (decrease) in:
Accounts payable	(10,692)	(1,564)
Accrued expenses	9,995	235
Derivative financial instruments	(3,046)	5,602

Net cash provided by (used in) operating activities	117,372	(847)

Cash Flows from Investing Activities
Investment in restricted cash	(1,631)	—
Purchases of property and equipment	(15,626)	(72,531)
Proceeds from sale of equipment	838	46

Net cash used in investing activities	(16,419)	(72,485)

Cash Flows from Financing Activities
Outstanding checks in excess of bank balance	—	1,560
Proceeds from long-term debt	—	68,242
Principal payments on long term debt	—	(1,451)
Issuance of common stock, net	233,135	—
Excess tax benefits from share-based payment arrangements	17	—
Debt issuance costs paid	(1,173)	(470)

Net cash provided by financing activities	231,979	67,881

Net increase (decrease) in cash and cash equivalents	332,932	(5,451)

Cash and Cash Equivalents
Beginning	29,714	10,296

Ending	$362,646	$4,845